EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-148416) of EchoStar Corporation of our report dated March 31, 2008 relating to the consolidated financial statements of TerreStar Corporation and Subsidiaries, which appears in this Current Report on Form 8-K/A of EchoStar Corporation dated June 10, 2008.
/s/ Friedman LLP
East Hanover, New Jersey
August 25, 2008